SCHEDULE 13G
JOINT FILING AGREEMENT
     This Agreement is dated as of December 31, 2008 by and among Mercury Fund VIII, Ltd., (“Mercury VIII”), Mercury Ventures II, Ltd. (“Mercury Ventures II”), Mercury Management, L.L.C. (“Mercury Management”) and Kevin C. Howe (“Mr. Howe”).
     WHEREAS, pursuant to paragraph (k)(1) of Rule 13d-1 promulgated under Section 13d(1) of the Securities Exchange Act of 1934, as amended (the “Act”), the parties hereto have decided to satisfy their filing obligations under the Act by a single joint filing.
     NOW, THEREFORE, the undersigned do hereby agree as follows:
     1. The Schedule 13G (the “Schedule 13G”) with respect to IBSG International, Inc., a Florida corporation, to which this Agreement is attached as Exhibit A is filed on behalf of Mercury VIII, Mercury Ventures II, Mercury Management and Mr. Howe. Mercury VIII, Mercury Ventures II and Mercury Management hereby authorize Mr. Howe to file the Schedule 13G on their behalf.
     2. Each of Mercury VIII, Mercury Ventures II, Mercury Management and Mr. Howe is responsible for the completeness and accuracy of the information concerning such person or entity contained therein; provided that each person or entity is not responsible for the completeness or accuracy of the information concerning any other person or entity making such filing.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the undersigned hereunto set their hands as of the date first above written.

MERCURY FUND VIII, LTD.

By:	MERCURY VENTURES II, LTD.
General Partner

	By:	MERCURY MANAGEMENT, L.L.C.
General Partner

		By:	/s/ Kevin C. Howe

		Name:	Kevin C. Howe
		Title:	Manager

MERCURY VENTURES II, LTD.

By:	MERCURY MANAGEMENT, L.L.C.
General Partner

	By:	/s/ Kevin C. Howe

	Name:	Kevin C. Howe
	Title:	Manager

MERCURY MANAGEMENT, L.L.C.

By:	/s/ Kevin C. Howe

Name:	Kevin C. Howe
Title:	Manager

/s/ Kevin C. Howe

Name: Kevin C. Howe